EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


                                                                        Year ended December 31,
                                                                     1995                    1996
                                                              ---------------         -----------------
Weighted average shares outstanding                                 3,647,930                 6,002,427
Effect of preferred stock, common stock, options
and warrants issued in twelve months preceding
the Company's initial public offering                                 735,560                        --
                                                              ---------------         -----------------
Shares used in computing pro forma net loss per share               4,383,490                 6,002,427
                                                              ===============         =================

Net loss                                                      $      (451,831)        $      (7,332,588)
                                                              ===============         =================
Net loss per share                                            $         (0.10)        $           (1.22)
                                                              ===============         =================